UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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FIRST INDUSTRIAL REALTY TRUST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIRST INDUSTRIAL REALTY TRUST, INC.
311 South Wacker Drive
Suite 4000
Chicago, Illinois 60606

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 17, 2006

NOTICE IS HEREBY GIVEN that the 2006 Annual Meeting of Stockholders (the “Annual Meeting”) of First Industrial Realty Trust, Inc. (the “Company”) will be held on Wednesday, May 17, 2006 at 9:00 a.m. at 311 South Wacker Drive, 36th Floor, Chicago, Illinois 60606 for the following purposes:

1. To elect three Class III Directors of the Company to serve until the 2009 Annual Meeting of Stockholders and one Class I Director of the Company to serve until the 2007 Annual Meeting of Stockholders, each until their respective successors are duly elected and qualified;

2. To approve Amendment No. 1 to the Company’s 2001 Stock Incentive Plan;

3. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006; and

4. To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned, or to which the Annual Meeting may be postponed.

The Board of Directors has fixed the close of business on March 21, 2006 as the record date for the Annual Meeting. Only stockholders of record of the Company’s common stock, $.01 par value per share, at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

You are requested to fill in and sign the enclosed Proxy Card, which is being solicited by the Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by delivery of a later dated proxy. Stockholders of record who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy. “Street name” stockholders who wish to vote in person will need to obtain a duly executed proxy form from the institution that holds their shares prior to the Annual Meeting.

By Order of the Board of Directors

John H. Clayton
Secretary

Chicago, Illinois
April 10, 2006

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED.

FIRST INDUSTRIAL REALTY TRUST, INC.
311 South Wacker Drive
Suite 4000
Chicago, Illinois 60606

PROXY STATEMENT

FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 17, 2006

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of First Industrial Realty Trust, Inc. (the “Company”) for use at the 2006 Annual Meeting of Stockholders of the Company to be held on Wednesday, May 17, 2006, and at any adjournments or postponements thereof (the “Annual Meeting”). At the Annual Meeting, stockholders will be asked to vote on the election of three Class III Directors and one Class I Director of the Company, to approve Amendment No. 1 to the Company’s 2001 Stock Incentive Plan, to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year and to act on any other matters properly brought before them.

This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are first being sent to stockholders on or about April 10, 2006. The Board of Directors has fixed the close of business on March 21, 2006 as the record date for the Annual Meeting (the “Record Date”). Only stockholders of record of the Company’s common stock, par value $.01 per share (the “Common Stock”), at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 44,669,305 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Holders of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held by them on each matter presented to the stockholders at the Annual Meeting.

Stockholders of the Company are requested to complete, sign, date and promptly return the accompanying Proxy Card in the enclosed postage-prepaid envelope. Shares represented by a properly executed Proxy Card received prior to the vote at the Annual Meeting and not revoked will be voted at the Annual Meeting as directed on the Proxy Card. If a properly executed Proxy Card is submitted and no instructions are given, the persons designated as proxy holders on the Proxy Card will vote (i) FOR the election of the three nominees for Class III Directors and the one nominee for Class I Director of the Company named in this Proxy Statement, (ii) FOR the approval of Amendment No. 1 to the Company’s 2001 Stock Incentive Plan, (iii) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year and (iv) in their own discretion with respect to any other business that may properly come before the stockholders at the Annual Meeting or at any adjournments or postponements thereof. It is not anticipated that any matters other than those set forth in the Proxy Statement will be presented at the Annual Meeting.

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of the holders of a majority of the votes cast with a quorum present at the Annual Meeting is required for the election of directors, the approval of Amendment No. 1 to the Company’s 2001 Stock Incentive Plan and the ratification of the appointment of the Company’s independent registered public accounting firm. Abstentions and broker non-votes will not be counted as votes cast and, accordingly, will have no effect on the majority vote required, although they will be counted for quorum purposes.

PROXY STATEMENT

A stockholder of record may revoke a proxy at any time before it has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, by filing a duly executed proxy bearing a later date, or by appearing in person and voting by ballot at the Annual Meeting. Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy. “Street name” stockholders who wish to vote in person will need to obtain a duly executed proxy form from the institution that holds their shares prior to the Annual Meeting.

In the pages preceding this Proxy Statement is a Letter to Stockholders from the Company’s President and Chief Executive Officer. Also, Appendix C to this Proxy Statement contains the Company’s 2005 Annual Report, including the Company’s financial statements for the fiscal year ended December 31, 2005 and certain other information required by the rules and regulations of the Securities and Exchange Commission (the “SEC”). Neither the Letter to Stockholders from the Company’s President and Chief Executive Officer nor the Company’s 2005 Annual Report, however, are part of the proxy solicitation material. See “Other Matters-Incorporation by Reference” herein.

PROPOSAL I

ELECTION OF DIRECTORS

Pursuant to the Articles of Amendment and Restatement of the Company, as amended (the “Articles”), the maximum number of members allowed to serve on the Company’s Board of Directors is 12. The Board of Directors of the Company currently consists of nine seats and is divided into three classes, with the directors in each class serving for a term of three years and until their successors are duly elected and qualified. The term of one class expires at each Annual Meeting of Stockholders. Pursuant to the Amended and Restated Bylaws of the Company, vacancies on the Board of Directors may be filled by a majority vote of the Directors and Directors elected to fill vacancies shall hold office until the next Annual Meeting of Stockholders.

At the Annual Meeting, three directors will be elected to serve as Class III Directors until the 2009 Annual Meeting of Stockholders and until their successors are duly elected and qualified. In addition, one director will be elected to serve as a Class I Director until the 2007 Annual Meeting of Stockholders and until his successor is duly elected and qualified. The Board of Directors has nominated John Rau, Robert J. Slater and W. Ed Tyler to serve as Class III Directors (the “Class III Nominees”) and James F. Millar to serve as a Class I Director (the “Class I Nominee”). Each of the Class III Nominees is currently serving as a Class III Director of the Company. Mr. Millar, the Class I Nominee, was elected a Class I Director by the Board of Directors in December 2005 to fill a vacancy in that class of director. Each of the Class III Nominees and the Class I Nominee has consented to be named as a nominee in this Proxy Statement. The Board of Directors anticipates that each of the Nominees will serve as a director if elected. However, if any person nominated by the Board of Directors is unable to accept election, the proxies will vote for the election of such other person or persons as the Board of Directors may recommend.

The Board of Directors recommends a vote FOR the Nominees.

INFORMATION REGARDING NOMINEES AND DIRECTORS

The following biographical descriptions set forth certain information with respect to the three Nominees for election as Class III Directors and the one Nominee for election as a Class I Director at the Annual Meeting, the continuing directors whose terms expire at the Annual Meetings of Stockholders in 2007 and 2008 and certain executive officers, based on information furnished to the Company by such persons. The following information is as of March 21, 2006, unless otherwise specified.

PROXY STATEMENT

Class III Nominees for Election at 2006 Annual Meeting — Term to Expire in 2009

John Rau	Director since 1994

Mr. Rau, 57, has been a director of the Company since June 1994. Since December 2002, Mr. Rau has served as President and Chief Executive Officer and as a director of Miami Corporation, a private asset management firm. From January 1997 to March 2000, he was a director, President and Chief Executive Officer of Chicago Title Corporation, a New York Stock Exchange listed company, and its subsidiaries, Chicago Title and Trust Co., Chicago Title Insurance Co., Ticor Title Insurance Co. and Security Union Title Insurance Co. Mr. Rau is a director of LaSalle Bank, N.A., Nicor Inc. and Wm. Wrigley Jr. Company. From July 1993 until November 1996, Mr. Rau was Dean of the Indiana University School of Business. From 1991 to 1993, Mr. Rau served as Chairman of the Illinois Economic Development Board and as special advisor to Illinois Governor Jim Edgar. From 1990 to 1993, he was Chairman of the Banking Research Center Board of Advisors and a Visiting Scholar at Northwestern University’s J.L. Kellogg Graduate School of Management. During that time, he also served as Special Consultant to McKinsey & Company, a worldwide strategic consulting firm. From 1989 to 1991, Mr. Rau served as President and Chief Executive Officer of LaSalle National Bank. From 1979 to 1989, he was associated with The Exchange National Bank, serving as President from 1983 to 1989, at which time The Exchange National Bank merged with LaSalle National Bank. Prior to 1979, he was associated with First National Bank of Chicago.

Robert J. Slater	Director since 1994

Mr. Slater, 68, has been a director of the Company since June 1994. Since 1988, Mr. Slater has been President of Jackson Consulting, Inc., a private investment and consulting company that specializes in advising manufacturing and distribution companies on strategic, organizational, and economic planning. He retired as President, Chief Operating Officer and Director of Crane Co., a multinational manufacturing, distribution, and aerospace company, after serving the company from 1969 to 1988. Mr. Slater also held several executive level positions at Crane Co. subsidiaries including CF&I Corporation, Medusa Corporation, and Huttig Sash & Door Co. Mr. Slater has served on the boards of directors of a number of public companies during his career. Most recently, he was a director of Southdown, Inc. and National Steel Corporation.

W. Ed Tyler	Director since 2000

Mr. Tyler, 53, has been a director of the Company since March 2000. Mr. Tyler was appointed CEO of Ideapoint Ventures in 2002. Ideapoint Ventures is an early stage venture fund that focuses on nanotechnologies. Prior to joining Ideapoint Ventures, Mr. Tyler served as Chief Executive Officer and a director of Moore Corporation Limited, a provider of data capture, information design, marketing services, digital communications and print solutions, from 1998 to 2000. Prior to joining Moore Corporation, Mr. Tyler served in various capacities at R.R. Donnelley & Sons Company, most recently as Executive Vice President and Chief Technology Officer, from 1997 to 1998, and as Executive Vice President and Sector President of Donnelley’s Networked Services Sector, from 1995 to 1997.

Class I Nominee for Election at 2006 Annual Meeting — Term to Expire in 2007

James F. Millar	Director since 2005

Mr. Millar, 58, has been a director of the Company since December 2005. Mr. Millar is also a director of Wendy’s International, Inc. From 1987 to 2005, Mr. Millar served in various capacities at Cardinal Health, Inc., the leading provider of products, services and technologies supporting the health care industry. Most recently, from 2004 to 2005, he served as Cardinal’s Executive Director — Strategic Initiatives. From 2002 to 2004, he served as President and Chief Executive Officer of Cardinal’s Healthcare Products and Services subsidiaries. Prior to that, from 2000 to 2002, Mr. Millar served as President and Chief Operating Officer of Cardinal’s Pharmaceutical Distribution and Provider Services segment, and Medical Products and Services segment.

PROXY STATEMENT

Class I Continuing Directors — Term to Expire in 2007

Jay H. Shidler	Director since 1993

Mr. Shidler, 59, has been Chairman of the Board of Directors since the formation of the Company in August 1993. He is the founder and managing partner of The Shidler Group. A nationally acknowledged expert in the field of real estate investment and finance, Mr. Shidler has over 35 years of experience in real estate investment and has acquired and managed properties involving several billion dollars in aggregate value. Since 1970, Mr. Shidler has been directly involved in the acquisition and management of over 1,000 properties in 40 states and Canada. Mr. Shidler is the Chairman of the Board of Directors of Corporate Office Properties Trust (NYSE:OFC). From 1998 through 2005, Mr. Shidler served as a director of Primus Guaranty, Ltd. (NYSE:PRS), a Bermuda company of which Mr. Shidler is a founder and whose subsidiary is a AAA-rated financial products company.

J. Steven Wilson	Director since 1994

Mr. Wilson, 62, has been a director of the Company since June 1994. Since 1985, Mr. Wilson has been President, Chief Executive Officer and Chairman of the Board of Directors of Riverside Group, Inc., a holding company. Since February 2003, Mr. Wilson has been President of Advanced Building Products & Services, L.L.C. From 1991 to April 2003, Mr. Wilson was Chairman of the Board of Directors and Chief Executive Officer of Wickes Inc., which is a building and supply company with revenues of $1 billion with distribution and manufacturing facilities located primarily in the Midwest and Northeast regions of the United States.

Class II Continuing Directors — Term to Expire in 2008

Michael W. Brennan	Director since 1996

Mr. Brennan, 49, has been a director since March 1996. He has been President and Chief Executive Officer of the Company since November 1998, prior to which time he served as Chief Operating Officer of the Company from December 1995 to November 1998 and as Senior Vice President — Asset Management of the Company from April 1994 to December 1995. He was a partner of The Shidler Group between 1988 and 1994 and the President of the Brennan/Tomasz/Shidler Investment Corporation and was in charge of asset management, leasing, project finance, accounting and treasury functions for The Shidler Group’s Chicago operations. Between 1986 and 1988, Mr. Brennan served as The Shidler Group’s principal acquisition executive in Chicago. Prior to joining The Shidler Group, Mr. Brennan was an investment specialist with CB Commercial (now CB Richard Ellis, Inc.). Mr. Brennan is a director of Strategic Hotels & Resorts, Inc. His professional affiliations include the Urban Land Institute (“ULI”), The Real Estate Roundtable, the National Association of Real Estate Investment Trusts (“NAREIT”), the Young Presidents Organization and the Economic Club of Chicago.

Michael G. Damone	Director since 1994

Mr. Damone, 71, is Director of Strategic Planning for the Company and has been a director of the Company since June 1994. Between 1973 and 1994, Mr. Damone was Chief Executive Officer of Damone/Andrew, a full service real estate organization, which developed several million square feet of industrial, warehouse, distribution and research and development buildings. Prior to co-founding Damone/Andrew in 1973, Mr. Damone was the executive vice president of a privately held, Michigan based real estate development and construction company, where he was responsible for the development of industrial/business parks. His professional affiliations include the Society of Industrial and Office Realtors (“SIOR”), the National Association of Realtors (“NAR”), the Michigan Association of Realtors and the Detroit Area Commercial Board of Realtors.

Kevin W. Lynch	Director since 1994

Mr. Lynch, 53, has been a director of the Company since June 1994. Mr. Lynch is the co-founder and Principal of The Townsend Group (“Townsend”), an institutional real estate consulting firm, which provides real estate consulting for pension funds and institutional investors. In his capacity as Principal, Mr. Lynch is responsible for

PROXY STATEMENT

strategic development and implementation of client real estate portfolios. Mr. Lynch is also responsible for new product development. Prior to founding Townsend, Mr. Lynch was associated with Stonehenge Capital Corporation, where he was involved in the acquisition of institutional real estate properties and the structuring of institutional real estate transactions. Mr. Lynch is a director of Lexington Corporate Properties Trust (NYSE: LXP). He is a member of the National Real Estate Advisory Board for the Real Estate Center at New York University, the National Council of Real Estate Investment Fiduciaries, and the Pension Real Estate Association.

INFORMATION REGARDING EXECUTIVE OFFICERS AND OTHER SENIOR MANAGEMENT

Michael J. Havala

Mr. Havala, 46, has been Chief Financial Officer of the Company since April 1994. He joined The Shidler Group in 1989, and was Chief Financial Officer for The Shidler Group’s Midwest region with responsibility for accounting, finance, information technology and treasury functions. With The Shidler Group, Mr. Havala structured joint ventures, obtained and refinanced project financing, developed and implemented management information systems and directed all financial aspects of a several million square foot portfolio located in various states throughout the Midwest. Prior to joining The Shidler Group, Mr. Havala was a Senior Tax Consultant with Arthur Andersen & Company, where he specialized in real estate, banking and corporate finance. Mr. Havala is a certified public accountant. His professional affiliations include NAREIT.

Johannson L. Yap

Mr. Yap, 43, has been the Chief Investment Officer of the Company since February 1997. From April 1994 to February 1997, he served as Senior Vice President — Acquisitions of the Company. Prior to joining the Company, Mr. Yap joined The Shidler Group in 1988 as an acquisitions associate, and became Vice President in 1991, with responsibility for acquisitions, property management, leasing, project financing, sales and construction management functions. Between 1988 and 1994, he participated in the acquisition, underwriting and due diligence of several hundred million dollars of commercial properties. His professional affiliations include ULI, NAREIT and the Council of Logistics Management.

David P. Draft

Mr. Draft, 54, has been Executive Vice President — Operations of the Company since January 2001, prior to which time he served as Managing Director of the Company’s Central region from December 1998 to January 2001 and as Senior Regional Director of the Company’s Michigan and Northern Ohio regions from March 1996 to December 1998. He has 29 years experience in real estate brokerage, sales, leasing and asset management. Between 1994 and March 1996, Mr. Draft was Co-Founder and Principal of Draft & Gantos Properties, L.L.C., where he was responsible for real estate management, construction and development. From 1990 to 1994, Mr. Draft was Director of Development and Operations for Robert Grooters Development Company where he was responsible for land acquisitions, development project planning, financing and construction of industrial property. From 1977 to 1990, he was with First Real Estate, Inc., serving in the capacity of chief operating officer.

Arne M. Cook

Mr. Cook, 45, has been Managing Director of the Company’s Central region since January 2001, prior to which time he served as Senior Regional Director of the Company’s Minnesota region from January 2000 to December 2000, as Regional Director of the Company’s Minnesota region from April 1998 to December 1999 and as Regional Development Manager from April 1997 to March 1998. He has 20 years of experience in the office and industrial real estate industry. From January 1988 to March 1997, Mr. Cook served in various capacities, most recently as Senior Director of Real Estate Development, with Opus Northwest LLC, a member of the Opus Group of Companies, where he was responsible for the development, sales, financing and asset management of office and industrial properties throughout the Midwest. His professional affiliations include the National Association of

PROXY STATEMENT

Industrial and Office Properties (“NAIOP”), NAREIT, ULI, the Minnesota Commercial Association of Realtors and the University of Wisconsin Real Estate Alumni Association.

Gregory S. Downs

Mr. Downs, 57, has been Managing Director of the Company’s Gulf/Mountain region since July 2001, prior to which time he served as a Senior Regional Director from January 2000 to July 2001 and as a Regional Director from June 1998 to December 1999 of the Company’s Denver region. From November 1997 to June 1998, he served as a Regional Development Officer of the Company. Mr. Downs has over 25 years of real estate experience. Between June 1994 and November 1997, he was Vice President of Development for Pacifica Holding Company, a full-service real estate company operating in Denver. Mr. Downs’ professional affiliations include NAIOP and SIOR.

Robert Cutlip

Mr. Cutlip, 56, has been Managing Director of the Company’s East region since March 2006. From September 2003 to February 2006, he served as Senior Vice President of Highwoods Properties, Inc. (NYSE: HIW), a real estate investment trust. From April 2001 to September 2003, Mr. Cutlip served as Vice President of Real Estate Operations for Progress Energy (NYSE: PGN), a diversified energy company, prior to which time, from 1999 to 2001, he served as Executive Vice President of Duke-Weeks Realty Corp. (NYSE: DRE), a real estate investment trust. Mr. Cutlip has over 25 years of real estate experience. His professional affiliations include NAIOP.

Scott A. Musil

Mr. Musil, 38, has been Chief Accounting Officer of the Company since March 2006; Senior Vice President of the Company since March 2001; Controller of the Company since December 1995; Treasurer of the Company since May 2002; and Assistant Secretary of the Company since May 1996. In addition, he served as a Vice President of the Company from May 1998 to March 2001. Prior to joining the Company, he served in various capacities with Arthur Andersen & Company, culminating as an audit manager specializing in the real estate and finance industries. Mr. Musil is a certified public accountant. His professional affiliations include the American Institute of Certified Public Accountants and NAREIT.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board of Directors.  The Board of Directors of the Company is currently comprised of nine members, a majority of whom are independent as affirmatively determined by the Board of Directors. In determining the independence of its members, the Board of Directors applied the following standards:

1) The member must meet the definition of “Independent Director” contained in the Company’s Articles, which requires that he or she be neither an employee of the Company nor a member of The Shidler Group.

2) After taking into account all relevant facts and circumstances, the Board must determine that the member has no material relationships with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). Relationships to be considered include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

3) The member must satisfy the independence tests set forth in Section 303A.02(b) of the Listed Company Manual of the New York Stock Exchange (the “NYSE”).

Applying such standards, the Board of Directors has affirmatively determined that its current independent directors are Messrs. Lynch, Millar, Rau, Slater, Tyler and Wilson.

Pursuant to the terms of the Company’s Articles, the directors are divided into three classes. Class III Directors, Messrs. Rau, Slater and Tyler, hold office for a term expiring at this Annual Meeting. Class I Directors, Messrs. Shidler and Wilson, hold office for a term expiring at the Annual Meeting of Stockholders to be held in 2007. Class I Director, Mr. Millar, currently holds office for a term expiring at this Annual Meeting, after which

PROXY STATEMENT

he will hold office for a term expiring at the Annual Meeting of Stockholders to be held in 2007. Class II Directors hold office for a term expiring at the Annual Meeting of Stockholders to be held in 2008. Each director will hold office for the term to which he is elected and until his successor is duly elected and qualified. At each Annual Meeting of Stockholders, the successors to the class of directors whose term expires at that meeting will be elected to hold office for a term continuing until the Annual Meeting of Stockholders held in the third year following the year of their election and the election and qualification of their successors.

The Board of Directors held eight meetings during 2005. Each of the directors serving in 2005 attended at least 75% of the total number of meetings of the Board of Directors and of the respective committees of the Board of Directors of which he was a member. Although the Company does not have a formal policy regarding director attendance at Annual Meetings of Stockholders, all but one of the directors then serving attended the 2005 Annual Meeting of Stockholders.

The Board of Directors has adopted Corporate Governance Guidelines to reflect the principles by which it operates. These guidelines, as well as the charters of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee of the Board of Directors, are accessible at the investor relations pages of the Company’s website at www.firstindustrial.com. The Company has adopted a Code of Business Conduct and Ethics which includes the principles by which the Company expects its employees, officers and directors to conduct Company business and which is accessible at the investor relations pages of the Company’s website at www.firstindustrial.com. The Company intends to post on its website amendments to, or waivers from, any provision of the Company’s Code of Business Conduct and Ethics.

The Board of Directors has appointed an Audit Committee, a Compensation Committee, an Investment Committee, a Nominating/Corporate Governance Committee and a Special Committee.

Audit Committee.  The Audit Committee is directly responsible for the appointment, discharge, compensation, and oversight of the work of any independent public accountants employed by the Company for the purpose of preparing or issuing an audit report or related work. In connection with such responsibilities, the Audit Committee approves the engagement of independent public accountants, reviews with the independent public accountants the audit plan, the audit scope, and the results of the annual audit engagement, pre-approves audit and non-audit services provided by the independent public accountants, reviews the independence of the independent public accountants, pre-approves audit and non-audit fees and reviews the adequacy of the Company’s internal accounting controls.

The membership of the Audit Committee currently consists of Messrs. Rau, Lynch, Millar and Wilson, each of whom, in the judgment of the Company’s Board of Directors, is independent as required by the listing standards of the NYSE and the rules of the SEC. In the judgment of the Company’s Board of Directors, each member is financially literate as required by the listing standards of the NYSE. Further, in the judgment of the Company’s Board of Directors, Mr. Rau is an “audit committee financial expert,” as such term is defined in the SEC rules, and has “accounting or related financial management expertise,” as defined in the listing standards of the NYSE. See Mr. Rau’s biography above. The Audit Committee met 17 times in 2005. On March 8, 2006, the Board of Directors unanimously approved a revised Audit Committee Charter, a copy of which is attached hereto as Appendix A.

Compensation Committee.  The Compensation Committee has overall responsibility for approving and evaluating the compensation plans, policies and programs relating to the executive officers of the Company. The Compensation Committee administers, and has authority to grant awards under, the First Industrial Realty Trust, Inc. 1994 Stock Incentive Plan (the “1994 Stock Plan”), the First Industrial Realty Trust, Inc. 1997 Stock Incentive Plan (the “1997 Stock Plan”), the First Industrial Realty Trust, Inc. Deferred Income Plan (the “Deferred Income Plan”) and the First Industrial Realty Trust, Inc. 2001 Stock Incentive Plan (the “2001 Stock Plan”). The Compensation Committee currently consists of Messrs. Slater and Tyler, each of whom, in the judgment of the Company’s Board of Directors, is independent as required by the listing standards of the NYSE. The Compensation Committee met five times in 2005.

PROXY STATEMENT

Investment Committee.  The Investment Committee provides oversight and discipline to the investment process. Investment opportunities are described in written reports based on detailed research and analyses in a standardized format applying appropriate underwriting criteria. The Investment Committee meets with the Company’s acquisition personnel, reviews each submission thoroughly and approves acquisitions of land having a total investment of greater than $1 million and all other acquisitions and development projects having a total investment of greater than $10 million. The Investment Committee makes a formal recommendation to the Board of Directors for all acquisitions and development projects with a total investment in excess of $30 million. The membership of the Investment Committee currently consists of Messrs. Shidler, Brennan and Damone. The Investment Committee met 34 times and acted by unanimous written consent five times in 2005.

Nominating/Corporate Governance Committee.  The Nominating/Corporate Governance Committee recommends individuals for election as directors at the Annual Meeting of Stockholders of the Company and in connection with any vacancy that may develop on the Board of Directors. The Board of Directors, in turn, as a whole by a majority vote either approves all of the nominations so recommended by the Nominating/Corporate Governance Committee or rejects all of the nominations in whole, but not in part. In the event that the Board of Directors as a whole by a majority vote rejects the recommended nominations, the Nominating/Corporate Governance Committee develops a new recommendation. In addition, the Nominating/Corporate Governance Committee develops and oversees the Company’s corporate governance policies. The current Nominating/Corporate Governance Committee consists of Messrs. Lynch, Slater and Wilson, each of whom, in the judgment of the Company’s Board of Directors, is independent as required by the listing standards of the NYSE. Mr. Lynch is the current Chairman of the Nominating/Corporate Governance Committee and also presides at meetings of non-management directors. The Nominating/Corporate Governance Committee met twice during 2005 and met once in March 2006 to determine its nominations for this Proxy Statement.

The Nominating/Corporate Governance Committee will consider nominees recommended by stockholders of the Company. In order for a stockholder to nominate a candidate for election as a director at an Annual Meeting, notice must be given in accordance with the Bylaws of the Company to the Secretary of the Company not more than 180 days nor less than 75 days prior to the first anniversary of the preceding year’s Annual Meeting. The fact that the Company may not insist upon compliance with the requirements contained in its Bylaws should not be construed as a waiver by the Company of its right to do so at any time in the future.

In general, it is the Nominating/Corporate Governance Committee’s policy that, in its judgment, its recommended nominees for election as members of the Board of Directors of the Company, at a minimum, have business experience of a breadth, and at a level of complexity, sufficient to understand all aspects of the Company’s business and, through either experience or education, have acquired such knowledge as is sufficient to qualify as financially literate. In addition, recommended nominees must be persons of integrity and be committed to devoting the time and attention necessary to fulfill their duties to the Company.

The Nominating/Corporate Governance Committee may identify nominees for election as members of the Board of Directors of the Company through its own sources (including through nominations by stockholders made in accordance with the Company’s Bylaws), through sources of other directors of the Company, and through the use of third-party search firms. The Company has engaged a third party search firm to assist the Company in identifying and evaluating potential nominees and may do so again in the future. Subject to the foregoing minimum standards, the Nominating/Corporate Governance Committee will evaluate each nominee on a case-by-case basis, assessing each nominee’s judgment, experience, independence, understanding of the Company’s business or that of other related industries, and such other factors as the Nominating/Corporate Governance Committee concludes are pertinent in light of the current needs of the Company’s Board of Directors.

Special Committee.  The Special Committee is authorized, within limits specified by the Board of Directors, to approve the terms under which the Company issues common stock, preferred stock or depository shares representing fractional interests in preferred stock, or under which the Company or any of the Company’s subsidiaries, including First Industrial, L.P., issues debt. The membership of the Special Committee currently

PROXY STATEMENT

consists of Messrs. Shidler, Brennan and Rau. The Special Committee acted by unanimous written consent six times during 2005.

Communications by Stockholders.  Stockholders of the Company may send communications to the Board of Directors as a whole, its individual members, its committees or its non-management members as a group. Communications to the Board of Directors as a whole should be addressed to “The Board of Directors”; communications to any individual member of the Board of Directors should be addressed to such individual member; communications to any committee of the Board of Directors should be addressed to the Chairman of such committee; and communications to non-management members of the Board of Directors as a group should be addressed to the Chairman of the Nominating/Corporate Governance Committee. In each case, communications should be further addressed “c/o First Industrial Realty Trust, Inc., 311 South Wacker Drive, Suite 4000, Chicago, Illinois 60606.” All communications will be forwarded to their respective addressees and, if a stockholder marks his or her communication “Confidential”, will be forwarded directly to the addressee.

DIRECTOR COMPENSATION

Directors of the Company who are also employees receive no additional compensation for their services as a director. Non-employee directors of the Company receive an annual director’s fee equivalent in value to $30,000. At least 50% of the value of such fee must be taken in the form of restricted stock. The Chairman of the Audit Committee receives an additional fee of $20,000 for his service as Chairman of the Audit Committee. Each non-employee director also receives $1,500 for each in-person meeting of the Board of Directors attended, $1,000 for each telephonic Board meeting participated in, $1,500 for each in-person committee meeting attended and $1,000 for each telephonic committee meeting participated in. Following the 2005 Annual Meeting of Stockholders, each of the Company’s non-employee directors received 1,000 shares of restricted stock under the 1997 Stock Plan.

PROXY STATEMENT

EXECUTIVE COMPENSATION

The following table sets forth the aggregate compensation, including cash compensation and restricted stock and option awards, paid by the Company with respect to the fiscal years ended December 31, 2003, 2004 and 2005 to the Company’s Chief Executive Officer and the four other most highly compensated executive officers of the Company (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

				Long Term Compensation
		Annual		Restricted	Shares	All Other
		Salary	Bonus	Stock	Underlying	Compensation
Name and Principal Position	Year	($)	($)(1)	Awards($)(2)	Options(#)	($)(3)

Michael W. Brennan	2005	$515,000	$938,588	$810,867	0	$34,577
President and CEO	2004	500,000	787,500	811,398	0	34,752
	2003	500,000	0	1,011,956	0	34,577
Michael J. Havala	2005	$300,000	$564,000	$548,174	0	$20,304
Chief Financial Officer	2004	284,000	429,408	483,924	0	19,992
	2003	284,000	0	584,776	0	19,848
Johannson L. Yap	2005	$318,000	$597,840	$581,060	0	$19,283
Chief Investment Officer	2004	309,000	463,500	470,106	0	18,971
	2003	309,000	0	337,280	0	18,827
David P. Draft	2005	$286,000	$411,840	$444,763	0	$12,950
Executive Vice	2004	278,000	385,308	434,196	0	12,638
President — Operations	2003	278,000	0	517,894	0	12,494
Gregory S. Downs	2005	$225,000	$391,500	$380,524	0	$9,600
Managing Director	2004	214,000	321,000	232,554	0	9,600
	2003	214,000	0	298,491	0	9,600

(1)	Amounts for 2004 represent bonuses awarded in February 2005 based on performance for the year ended December 31, 2004. Amounts for 2005 represent bonuses awarded in February 2006 based on performance for the year ended December 31, 2005.

(2)	Amounts for 2003 represent restricted Common Stock awarded in March 2004. Amounts for 2004 represent restricted Common Stock awarded in March 2005. Amounts for 2005 represent restricted Common Stock awarded in March 2006. The dollar amount shown is approximately equal to the product of the number of shares of restricted Common Stock granted multiplied by the closing price of the Common Stock as reported by the NYSE on the date of grant ($38.75 on March 17, 2004 for 2003 amounts; $42.00 on March 7, 2005 for 2004 amounts; $39.29 on March 8, 2006 for 2005 amounts). This valuation does not take into account any diminution in value that results from the restrictions applicable to such Common Stock. From and after the date of issuance, holders of the restricted Common Stock are entitled to vote such Common Stock and receive dividends at the same rate applicable to unrestricted shares of Common Stock. The total number of shares, and the value, of restricted Common Stock held by each Named Executive Officer as of December 31, 2005 (based on the closing price per share of Common Stock as reported on the NYSE on December 30, 2005 ($38.50)) is as follows: Mr. Brennan — 103,939 shares ($4,001,652), Mr. Havala — 72,092 shares ($2,775,542), Mr. Yap — 65,065 shares ($2,505,003), Mr. Draft — 49,623 shares ($1,910,486) and Mr. Downs — 20,639 shares ($794,602). Of the 70,978 shares of restricted Common Stock awarded in March 2004 to the Named Executive Officers as part of 2003 compensation, one-third vested in January 2005 and January 2006, as to which restrictions have been removed, and one-third will vest in January 2007. Of the 57,909 shares of restricted Common Stock awarded in March 2005 to the Named Executive Officers as part of 2004 compensation, one-third vested in January 2006, as to which restrictions have been removed, and one-third will vest in each of January 2007 and January 2008. Of the 70,384 shares of restricted Common Stock awarded in March 2006 to the Named Executive Officers as part of 2005 compensation, one-third will vest in each of January 2007, January 2008 and January 2009.

PROXY STATEMENT

(3)	Includes premiums paid by the Company on term life insurance and long term disability insurance ($20,792 in 2005; $20,792 in 2004; $20,792 in 2003) for the benefit of certain of the Named Executive Officers. Also includes car allowances ($62,400 in 2005; $62,400 in 2004; $62,400 in 2003) and personal financial planning allowances ($13,522 in 2005; $12,761 in 2004; $12,154 in 2003) for certain of the Named Executive Officers.

OPTION GRANTS AND EXERCISES

Option Grants.  No options were granted in the fiscal year ended December 31, 2005 to the Named Executive Officers.

Option Exercises and Year-End Holdings.  Certain of the Named Executive Officers exercised an aggregate of 61,866 options in 2005. The following table sets forth information with respect to options exercised during, and the value of options held at the end of, 2005 by the Named Executive Officers.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2005
AND FISCAL YEAR-END 2005 OPTION VALUES

			Number of
			Securities Underlying		Value of Unexercised
	Shares Acquired	Value	Unexercised Options at		In-the-Money Options at
	on Exercise	Realized	December 31, 2005(#)		December 31, 2005($)(2)
Name	(#)(1)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Michael W. Brennan	0	0	167,000	0	1,100,665	0
Michael J. Havala	21,333	189,650	0	0	0	0
Johannson L. Yap	23,333	243,798	52,000	0	279,500	0
David P. Draft	14,700	274,103	0	0	0	0
Gregory S. Downs	2,500	21,175	6,700	0	51,210	0

(1)	Represents shares with respect to which options were exercised in 2005 by the Named Executive Officers.

(2)	Based on the closing price per share of Common Stock as reported on the NYSE on December 30, 2005 ($38.50).

EMPLOYMENT AGREEMENTS

On June 21, 2005, the Company entered into an employment agreement with Michael W. Brennan, the Company’s President and Chief Executive Officer. The agreement supersedes Mr. Brennan’s prior employment agreement with the Company entered into in 1997 when Mr. Brennan served as the Company’s Chief Operating Officer. The agreement is for an initial five-year term and subsequent five-year terms, unless otherwise terminated, and provides for an annual base salary of $515,000, which may be increased or decreased at the discretion of the Compensation Committee, an annual cash and/or equity bonus at the discretion of the Board of Directors and as may be determined by the Committee and/or the Board, and certain other benefits. Under the agreement, Mr. Brennan is entitled to severance payments in an amount equal to (i) two and one half times the greater of his annual base salary or $500,000, plus two and one half times the greater of his average cash bonus over the prior two years or $500,000, plus a prorated bonus based on his prior year’s cash bonus, in the case of certain changes in control of the Company, certain events constituting “constructive discharge” or a termination without cause; or (ii) two times the greater of his annual base salary or $500,000, plus two times the greater of his average cash bonus over the prior two years or $500,000, plus a prorated bonus based on his prior year’s cash bonus, in the case of the failure by the Company to renew the agreement. Termination events triggering severance payments will also entitle Mr. Brennan to the continuation of his health benefits for a period of up to two years. In the case of such events, Mr. Brennan has agreed to a one-year covenant not to compete and a two-year covenant (one year in the case of a change in control) not to solicit Company employees after termination. The agreement also provides that, upon a termination related to disability, Mr. Brennan is entitled to receive his current annual base salary for five years after termination and to the continuation of his health benefits or comparable health coverage for a period of up to five

PROXY STATEMENT

years; and, upon death, Mr. Brennan is entitled to 75% of the maximum cash bonus for which he would have been eligible, prorated through the date of his death.

In March 2002, the Company entered into written employment agreements with Michael J. Havala, the Company’s Chief Financial Officer, Johannson L. Yap, the Company’s Chief Investment Officer, and David P. Draft, the Company’s Executive Vice President — Operations. Mr. Havala’s and Mr. Yap’s agreements amend and restate their prior employment agreements with the Company. The agreements provide for a minimum annual base salary of $284,000 for Mr. Havala, $309,000 for Mr. Yap and $278,000 for Mr. Draft, which amounts may be increased at the recommendation of the Chief Executive Officer, with the approval of the Compensation Committee, and for annual bonuses as recommended by the Chief Executive Officer and approved by the Compensation Committee. Each of the agreements provides for a continuous and self-renewing two-year “evergreen” term unless earlier terminated; provided, however, that the agreements will expire on Mr. Havala’s, Mr. Yap’s and Mr. Draft’s respective 70th birthdays. Upon his termination without cause, through constructive discharge, or upon a work-related disability, each of Mr. Havala, Mr. Yap and Mr. Draft is entitled to severance in an amount equal to three times his annual base salary, plus 75% of his maximum bonus potential for the then-current year prorated through the date of termination. Upon certain changes in control of the Company, each of Mr. Havala, Mr. Yap and Mr. Draft is entitled to severance in an amount equal to two times his annual base salary, plus 100% of his maximum cash bonus for the then-current year prorated through the date of termination, plus two times the product of his annual base salary and an average of his actual cash bonus percentage for the prior two years and his maximum cash bonus percentage for the then-current year. In addition, upon his termination other than for cause, each of Mr. Havala’s, Mr. Yap’s and Mr. Draft’s options and awards under the 1994 Stock Plan, the 1997 Stock Plan, the 2001 Stock Plan, the Deferred Income Plan and any subsequent similar plan will fully vest, and his health insurance benefits will continue for a period of three years. Severance amounts payable to Mr. Havala, Mr. Yap and Mr. Draft upon their termination will be reduced if such amounts become payable after their respective 67th birthdays. Each of Mr. Havala, Mr. Yap and Mr. Draft has agreed to a one-year covenant not to compete after his termination, except in connection with certain changes in control of the Company. Each of Mr. Havala, Mr. Yap and Mr. Draft has agreed to a six-month covenant not to compete in connection with certain changes in control of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Messrs. Slater and Tyler. Neither of them has served as an officer of the Company nor, except for his service as a director, had any other business relationship or affiliation with the Company in 2005 requiring disclosure by the Company under Item 404 of Regulation S-K.

PROXY STATEMENT

STOCK PERFORMANCE GRAPH

The incorporation by reference of this Proxy Statement into any document filed with the SEC by the Company shall not be deemed to include the following performance graph unless such graph is specifically stated to be incorporated by reference into such document.

The following graph provides a comparison of the cumulative total stockholder return among the Company, the NAREIT Equity REIT Total Return Index (the “NAREIT Index”), an industry index which, as of December 31, 2005, was comprised of 152 tax-qualified equity REITs (including the Company), and the Standard & Poor’s 500 Index (“S&P 500”). The comparison is for the period from December 31, 2000 to December 31, 2005 and assumes the reinvestment of any dividends. The closing price for the Company’s Common Stock quoted on the NYSE at the close of business on December 31, 2000 was $34.00 per share. The NAREIT Index includes REITs with 75% or more of their gross invested book value of assets invested directly or indirectly in the equity ownership of real estate. Upon written request, the Company will provide stockholders with a list of the REITs included in the NAREIT Index. The historical information set forth below is not necessarily indicative of future performance. The following graph was prepared at the Company’s request by Research Data Group, Inc., San Francisco, California.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

	12/00	12/01	12/02	12/03	12/04	12/05
FIRST INDUSTRIAL REALTY TRUST, INC.	$100	$100	$98	$128	$166	$169
NAREIT EQUITY	100	114	118	162	213	240
S & P 500	100	88	69	88	98	103

PROXY STATEMENT

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors is composed of two of the Company’s independent directors, Messrs. Slater and Tyler. The Compensation Committee has overall responsibility for evaluating and approving the compensation plans, policies and programs relating to the executive officers of the Company.

Objectives of Executive Compensation.  The Company maintains the philosophy that compensation of its executive officers and other employees should serve the best interests of the Company’s stockholders. Accordingly, the Compensation Committee has designed its compensation policy to provide management proper incentives, directly and materially linked to operating performance, to maximize the Company’s overall performance. Consistent with this, executive compensation is weighted towards bonuses and incentive awards (e.g. restricted stock awards, stock option grants and deferred income awards) paid or granted on the basis of the Company’s and each executive’s performance. Thus, while annual salary increases are based on personal performance of the executive officers and general economic conditions, annual bonuses and incentive awards are directly tied to the Company’s actual economic performance during the applicable fiscal year.

With respect to performance in 2003, 2004 and 2005, the Compensation Committee determined to utilize restricted stock awards exclusively as the Company’s incentive award. Currently, the Compensation Committee anticipates that it will continue in the future to utilize restricted stock awards exclusively as the Company’s incentive award; however, it reserves the right to utilize other incentive awards in the future if and when it determines such incentive awards would be appropriate.

Restricted stock is granted to the executives under the provisions of the 1997 Stock Plan and the 2001 Stock Plan. The Compensation Committee determines those executives who will receive restricted stock and, if utilized in the future, other incentive awards and the terms of such awards.

2005 Bonus and Incentive Compensation/CEO Compensation.  The bonuses and incentive awards awarded for 2005 performance to each of the Chief Executive Officer and the other executive officers of the Company were based on the Company’s internal plan targets for 2005, including the Company’s (i) stock price, including total return, (ii) earnings per share, (iii) funds from operations, (iv) net asset value, (v) return on assets, (vi) portfolio performance, including same store net operating income, tenant retention, occupancy and capital expenditures, (vii) general and administrative expense, (viii) investment/divestment activity, (ix) capital markets activity, and (x) certain balance sheet objectives, including leverage and pay-out ratios. Generally, bonuses and incentive awards for 2005, including those for the Chief Executive Officer, were higher as a percentage of annual salary than in 2004, due to the Company’s performance in 2005 relative to certain of its internal plan targets in an improving economic environment. The 2005 annual salary for Mr. Brennan, Chief Executive Officer of the Company, was set prior to the beginning of such year and reflects general economic conditions prevailing at the time.

Compensation Committee Procedures.  The Compensation Committee annually evaluates the Company’s performance, as well as the personal performance of the Chief Executive Officer and the other executive officers of the Company. Company performance is evaluated by quantitative factors based on the Company’s internal plan targets for the applicable year. Personal performance is evaluated both by qualitative factors, including organizational and management development exhibited from year to year, and by quantitative factors based on the Company’s internal plan targets for the applicable year. Generally, the Compensation Committee will meet prior to the beginning of each fiscal year to establish base salary and performance targets for the upcoming year and will meet again at the beginning of each year to review performance and approve incentive awards for the preceding fiscal year.

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on public corporations’ federal tax returns of compensation over $1 million to certain executive officers. The Company does not believe that Section 162(m) of the Internal Revenue Code is applicable to its current arrangements with its executive officers. Accordingly, the Compensation Committee does not currently factor Section 162(m) deductibility limitations into its compensation decisions.

PROXY STATEMENT

The Compensation Committee believes that it has designed and implemented a compensation structure that provides appropriate awards and incentives for the Company’s executive officers as they work to sustain and improve the Company’s overall performance.

Submitted by the Compensation Committee:

Robert J. Slater, Chairman
W. Ed Tyler

REPORT OF THE AUDIT COMMITTEE

Pursuant to a meeting of the Audit Committee on March 8, 2006, the Audit Committee reports that it has: (i) reviewed and discussed the Company’s audited financial statements with management; (ii) discussed with the independent registered public accounting firm the matters (such as the quality of the Company’s accounting principles and internal controls) required to be discussed by Statement on Auditing Standards No. 61; and (iii) received written confirmation from PricewaterhouseCoopers LLP that it is independent and written disclosures regarding such independence as required by Independence Standards Board No. 1, and discussed with PricewaterhouseCoopers LLP its independence. Based on the review and discussions referred to in items (i) through (iii) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report for the Company’s fiscal year ended December 31, 2005.

Submitted by the Audit Committee:

John Rau, Chairman
Kevin W. Lynch
J. Steven Wilson

CERTAIN RELATIONSHIPS AND TRANSACTIONS

The Company often engages in transactions for which CB Richard Ellis, Inc. (“CB Richard Ellis”) acts as a broker. The brother of Michael W. Brennan, the President and Chief Executive Officer and a director of the Company, is an employee of CB Richard Ellis. In 2005, in two transactions in which the Company sold property for approximately $3.0 million and $26.3 million, Mr. Brennan’s brother received $15,000 and $77,400, respectively, as a portion of the brokerage commissions paid by the Company to CB Richard Ellis in connection with such transactions; and in two transactions in which the Company acquired property for approximately $21.8 million and $152.0 million, received $33,750 and $158,406, respectively, as a portion of the brokerage commissions paid by the seller, not the Company, to CB Richard Ellis in connection with such transactions. In 2006, in two transactions in which the Company sold property for approximately $88.5 million and $114.3 million, Mr. Brennan’s brother received $79,650 and $139,000, respectively, as a portion of the brokerage commissions paid by the Company to CB Richard Ellis in connection with such transactions. Management of the Company believes the terms of brokerage services provided by CB Richard Ellis in such transaction were as favorable to the Company as could be obtained in arm’s length transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and “greater than ten-percent” stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms so filed.

Based solely on review of the copies of such forms furnished to the Company for 2005, all Section 16(a) filing requirements applicable to the Company’s officers, directors and “greater than ten-percent” stockholders were complied with.

PROXY STATEMENT

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table presents information concerning the ownership of Common Stock of the Company and limited partnership units (“Units”) of First Industrial, L.P. (which generally are exchangeable on a one-for-one basis, subject to adjustments, for Common Stock) by all directors, the Named Executive Officers, the directors and executive officers of the Company as a group and persons and entities, if any, known to the Company to be beneficial owners of more than 5% of the Company’s Common Stock. The information is presented as of March 21, 2006, unless otherwise indicated, and is based on representations of officers and directors of the Company and filings received by the Company on Schedule 13G under the Exchange Act. As of March 21, 2006, there were 44,669,305 shares of Common Stock and 6,762,392 Units outstanding.

	Common Stock/Units
	Beneficially Owned
		Percent
Names and Addresses of 5% Stockholders	Number	of Class

Cohen & Steers Capital Management, Inc.	3,219,300	7.5%
757 Third Avenue
New York, New York 10017(1)
ING Clarion Real Estate Securities, LP	2,402,700	5.83%
259 N. Radnor Chester Road, Suite 205
Radnor, PA 19087(2)
Barclays Global Investors Japan Trust and Banking Company Limited	2,469,487	5.55%
Ebisu Prime Square Tower, 8th Floor
1-1-39 Hiroo Shibuya-Ku Tokyo 150-0012 Japan(3)

Names and Addresses of Directors and Officers*

Jay H. Shidler(4)	1,348,391	3.0%
Michael W. Brennan(5)	537,570	1.2%
Michael G. Damone(6)	213,144	**
Kevin W. Lynch(7)	6,521	**
James F. Millar(8)	97	**
John Rau(9)	7,601	**
Robert J. Slater(10)	17,310	**
W. Ed Tyler(11)	37,361	**
J. Steven Wilson(12)	83,346	**
Michael J. Havala(13)	133,940	**
Johannson L. Yap(14)	230,977	**
David P. Draft(15)	89,451	**
Gregory S. Downs(16)	48,362	**
All directors, Named Executive Officers and other executive officers as a group (16 persons)(17)	2,834,710	6.2%

*	The business address for each of the directors and executive officers of the Company is 311 South Wacker Drive, Suite 4000, Chicago, Illinois 60606.

**	Less than 1%

(1)	Pursuant to a Schedule 13G dated February 10, 2006 filed by Cohen & Steers Capital Management, Inc. Cohen & Steers Capital Management, Inc. has the sole power to dispose of all 3,219,300 shares reported, but has the sole power to vote only 3,212,300 of such shares.

PROXY STATEMENT

(2)	Pursuant to a Schedule 13G filed October 13, 2005 by ING Clarion Real Estate Securities, LP.

(3)	Pursuant to a Schedule 13G dated January 31, 2006 filed by Barclays Global Investors Japan Trust and Banking Company Limited (“BGIJ”). BGIJ has the sole power to dispose of all 2,469,487 shares reported, but has the sole power to vote only 2,237,975 of such shares.

(4)	Includes 910,660 shares held by Shidler Equities, L.P., a Hawaii limited partnership owned by Mr. Shidler and Mrs. Shidler, 20,000 shares owned by Mrs. Shidler, 68,020 Units held by Mr. Shidler directly, 254,541 Units held by Shidler Equities, L.P., 1,223 Units held by Mr. and Mrs. Shidler jointly, and 22,079 Units held by Holman/Shidler Investment Corporation. Also includes 30,000 shares that may be acquired upon the exercise of vested options granted under the 1997 Stock Plan, consisting of 10,000 shares at an exercise price of $30.00 per share, 10,000 shares at an exercise price of $31.05 per share and 10,000 shares at an exercise price of $33.15 per share. Also includes 9,271 shares of restricted Common Stock issued under the 1997 Stock Plan.

(5)	Includes 167,000 shares that may be acquired by Mr. Brennan upon the exercise of vested options granted under the 1997 Stock Plan, consisting of 60,000 shares at an exercise price of $31.13 per share, 75,000 shares at an exercise price of $33.13 per share and 32,000 shares at an exercise price of $30.53 per share. Also includes 3,806 Units and 93,836 shares of restricted Common Stock issued under the 1997 Stock Plan.

(6)	Includes 7,500 shares held by a trust for the benefit of Mr. Damone’s wife. Also includes 6,700 shares that may be acquired upon the exercise of vested options granted under the 1997 Stock Plan at an exercise price of $30.53 per share. Also includes 144,296 Units. Also includes 9,159 shares of restricted Common Stock issued under the 1997 Stock Plan.

(7)	Includes 6,521 shares of restricted Common Stock issued under the 1997 Stock Plan.

(8)	Includes 97 shares of restricted Common Stock issued under the 1997 Stock Plan.

(9)	Includes 7,601 shares of restricted Common Stock issued under the 1997 Stock Plan.

(10)	Includes 16,310 shares of restricted Common Stock issued under the 1997 Stock Plan.

(11)	Includes 30,000 shares that may be acquired by Mr. Tyler upon the exercise of vested options granted under the 1997 Stock Plan, consisting of 10,000 shares at an exercise price of $30.00 per share, 10,000 shares at an exercise price of $31.05 per share and 10,000 shares at an exercise price of $33.15 per share. Also includes 7,361 shares of restricted Common Stock issued under the 1997 Stock Plan.

(12)	Includes 7,500 shares that may be acquired by Mr. Wilson upon the exercise of vested options granted under the 1994 Stock Plan at an exercise price of $23.50 per share. Also includes 60,000 shares that may be acquired upon the exercise of vested options granted under the 1997 Stock Plan, consisting of 10,000 shares at an exercise price of $30.50 per share, 10,000 shares at an exercise price of $31.13 per share, 10,000 shares at an exercise price of $27.69 per share, 10,000 shares at an exercise price of $30.00 per share, 10,000 shares at an exercise price of $31.05 per share and 10,000 shares at an exercise price of $33.15 per share. Also includes 9,271 shares of restricted Common Stock issued under the 1997 Stock Plan.

(13)	Includes 2,100 shares held in custodial accounts for Mr. Havala’s children. Also includes 66,605 shares of restricted Common Stock issued under the 1997 Stock Plan.

(14)	Includes 52,000 shares that may be acquired by Mr. Yap upon the exercise of vested options granted under the 1997 Stock Plan at an exercise price of $33.13 per share. Also includes 1,680 Units. Also includes 62,674 shares of restricted Common Stock issued under the 1997 Stock Plan.

(15)	Includes 45,907 shares of restricted Common Stock issued under the 1997 Stock Plan.

(16)	Includes 6,700 shares that may be acquired by Mr. Downs upon the exercise of vested options granted under the 1997 Stock Plan, consisting of 1,500 shares at an exercise price of $31.13 per share, 500 shares at an exercise price of $33.13 and 4,700 shares at an exercise price of $30.53 per share. Also includes 23,808 shares of restricted Common Stock issued under the 1997 Stock Plan.

(17)	Includes 7,500 shares in the aggregate that may be acquired by directors or executive officers upon the exercise of vested options granted under the 1994 Stock Plan at an exercise price of $23.50 per share. Also

PROXY STATEMENT

includes 352,400 shares in the aggregate that may be acquired by directors and executive officers upon the exercise of vested options granted under the 1997 Stock Plan, consisting of 10,000 shares at an exercise price of $30.50, 71,500 shares at an exercise price of $31.13, 10,000 shares at an exercise price of $27.69, 127,500 shares at an exercise price of $33.13, 30,000 shares at an exercise price of $30.00, 30,000 shares at an exercise price of $31.05, 30,000 shares at an exercise price of $33.15 and 43,400 shares at an exercise price of $30.53. Also includes 495,645 Units. Also includes 409,067 shares of restricted Common Stock issued under the 1997 Stock Plan.

PROPOSAL II

APPROVAL OF AMENDMENT NO. 1 TO THE 2001 STOCK INCENTIVE PLAN

At its meeting on March 8, 2006, the Board of Directors of the Company adopted Amendment No. 1 (the “Amendment”) to the First Industrial Realty Trust, Inc. 2001 Stock Incentive Plan (the “Plan”) and directed that the Amendment be submitted to the stockholders for their approval. As originally adopted by the Board of Directors of the Company and approved by the Company’s stockholders, the Plan provides for the issuance of a total of 2,300,000 shares of Common Stock. The Amendment would have no effect on this total number of shares issuable under the Plan. The Plan also provides, however, that of such total number of shares, only 345,000 shares of Common Stock are available for grants of stock appreciation rights, performance share awards and restricted stock awards. Since 2002, the Company has used restricted stock awards exclusively as its equity incentive award and has exhausted the shares of Common Stock available under the 1997 Stock Incentive Plan and begun to issue restricted stock awards under the Plan. As the Company intends to continue using restricted stock awards exclusively as its equity incentive award, it will need the current limit on the number of shares of Common Stock available under the Plan for grants of stock appreciation rights, performance share awards and restricted stock awards to be increased. The purpose of the Amendment is to effect an increase in such limit from 345,000 shares to 950,000 shares. The Board of Directors of the Company believes that the adoption of the Amendment is in the best interests of the stockholders and the Company because the continuing ability to grant restricted stock awards under the Plan is an important factor in attracting, motivating and retaining qualified personnel.

The Board of Directors recommends a vote FOR approval of Amendment No. 1 to the 2001 Stock Incentive Plan.

Below are summaries of the Plan incorporating the proposed amendment and the federal income tax consequences of the Plan.

SUMMARY OF THE PROVISIONS OF THE 2001 STOCK INCENTIVE PLAN

General.  The purpose of the Plan is to encourage and enable the officers, employees and directors of the Company and its affiliates, upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business, to acquire a proprietary interest in the Company. The Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to employees of the Company and for the grant of nonstatutory stock options, stock appreciation rights (“SARs”), restricted stock awards, performance share awards and dividend equivalents to officers, employees and directors of the Company. The Board of Directors has authorized, and stockholders have approved, 2,300,000 shares of Common Stock for issuance under the Plan. With respect to SARs, performance share awards and restricted stock awards, the maximum number of shares of Common Stock, in the aggregate, issuable with respect to such awards granted under the Plan is, subject to stockholder approval, 950,000 shares. In addition, the maximum number of shares of Common Stock issuable with respect to stock options and SARs that may be granted during a calendar year to any participant under the Plan is 500,000 shares. Also, with respect to performance share awards and restricted stock awards, the maximum number of shares of Common Stock issuable with respect to such awards granted during a calendar year to any participant under the Plan is 100,000 shares. In the event of any recapitalization, reclassification, split-up or consolidation of shares of stock, separation (including a spin-off),

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dividend on shares of stock payable in capital stock, or other similar change in capitalization of the Company or a merger or consolidation of the Company or sale by the Company of all or a portion of its assets or other similar event, appropriate adjustments will be made to the shares, including the number thereof, subject to the Plan and to any outstanding awards. Shares of Common Stock underlying any awards which are forfeited, canceled, reacquired by the Company, satisfied without the issuance of Common Stock or otherwise terminated (other than by exercise) will be added back to the shares of Common Stock available for issuance under the Plan.

Administration.  The 2001 Stock Incentive Plan is administered by the Compensation Committee of the Board of Directors of the Company. Subject to the provisions of the Plan, the Compensation Committee determines the persons to whom grants of options, SARs, restricted stock awards, performance share awards and dividend equivalents are to be made, the number of shares of Common Stock to be covered by each grant and all other terms and conditions of the grant. If an option is granted, the Compensation Committee will determine whether the option is an incentive stock option or a nonstatutory stock option, the option’s term, vesting and exercisability, and the other terms and conditions of the grant. The Compensation Committee also determines the terms and conditions of SARs, restricted stock awards, performance share awards and dividend equivalents. The Compensation Committee has the responsibility to interpret the Plan and to make determinations with respect to all awards granted under the Plan. All determinations of the Compensation Committee are binding on all persons, including the Company and plan participants. The costs and expenses of administering the Plan are borne by the Company.

Eligibility.  Participants in the Plan are directors and the full or part-time officers and other employees of the Company and its affiliates who are responsible for or contribute to the management, growth or profitability of the Company and its affiliates and who are selected from time to time by the Compensation Committee, in its sole discretion.

Terms and Conditions of Option Grants.  Each option granted under the Plan will be evidenced by a written agreement in a form that the Compensation Committee may from time to time approve, will be subject to the terms and conditions of the Plan and may contain such additional terms and conditions, not inconsistent with the terms of the Plan, as may be determined by the Compensation Committee. The per share exercise price of an incentive stock option may not be less than 100% of the fair market value of a share of Common Stock on the date of the option’s grant and the term of any such option shall expire on the tenth anniversary of the date of the option’s grant. In addition, the per share exercise price of any incentive stock option granted to a person who at the time of the grant owns stock possessing more than 10% of the total combined voting power or value of all classes of stock of the Company must be at least 110% of the fair market value of a share of the Company’s Common Stock on the date of grant and the option must expire no later than five years after the date of its grant. Generally, options may be exercised by the payment by the optionee or the optionee’s broker of the exercise price in cash, certified check or wire transfer, or, subject to the approval of the Compensation Committee, through the tender of shares of the Company’s Common Stock owned by the optionee having a fair market value not less than the exercise price. Options granted under the Plan will become exercisable at such times as may be specified by the Compensation Committee, subject to various limitations on exercisability in the event the optionee’s employment or service with the Company terminates. Options are generally nontransferable by the optionee other than by will or by the laws of descent and distribution and are exercisable during the optionee’s lifetime only by the optionee, except that non-qualified options may be transferred to one or more members of the optionee’s immediate family, to certain entities for the benefit of the optionee’s immediate family members or pursuant to a certified domestic relations order.

Terms and Conditions of Other Awards.  Each SAR, restricted stock award and performance share award made under the Plan will be evidenced by a written agreement in a form and containing such terms, restrictions and conditions as may be determined by the Compensation Committee, consistent with the requirements of the Plan. A SAR may be granted separately or in conjunction with the grant of an option. If the Compensation Committee determines that a restricted stock award or a performance share award to be granted to a participant should qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, the grant, vesting and settlement of such award will be contingent upon achievement of one or more preestablished performance goals. One or more of the following business criteria for the Company must be used by the Compensation Committee in establishing such performance goals: (1) earnings, including Funds From Operations; (2) revenues; (3) cash flow; (4) cash flow

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return on investment; (5) return on assets; (6) return on investment; (7) return on capital; (8) return on equity; (9) economic value added; (10) operating margin; (11) net income; (12) pretax earnings; (13) pretax earnings before interest, depreciation and amortization; (14) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (15) operating earnings; (16) total stockholder return; and (17) any of the above goals as compared to the performance of a published or special index deemed applicable by the Compensation Committee including, but not limited to, the Standard & Poor’s 500 Stock Index. The Compensation Committee does not have the authority to increase the amount of compensation payable under any performance share award intended to qualify as “performance-based compensation” to the extent such an increase would cause the amounts payable pursuant to the performance share award to be nondeductible in whole or in part pursuant to Section 162(m) of the Code and the regulations thereunder. SARs, restricted stock awards and performance share awards are generally nontransferable, except that SARs may be transferred pursuant to a certified domestic relations order and may be exercised by the executor, administrator or personal representative of a deceased participant within six months of the death of the participant.

Change of Control Provisions.  “Change of Control” generally means the occurrence of any one of the following events:

(i) any person (other than the Company, any of its subsidiaries, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan of the Company or any of its subsidiaries), together with all affiliates and associates of such person, becomes the direct or indirect beneficial owner of securities of the Company representing 40% or more of either (A) the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Company’s Board of Directors or (B) the then outstanding shares of Common Stock of the Company (in either such case other than as a result of acquisition of securities directly from the Company); or

(ii) persons who, as of the effective date of the Plan, constitute the Company’s Board of Directors (“Incumbent Directors”) cease for any reason to constitute at least a majority of the Board of Directors (however, any person becoming a director of the Company subsequent to the effective date of the Plan whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors will, for purposes of the Plan, be considered an Incumbent Director); or

(iii) the stockholders of the Company approve (A) any consolidation or merger of the Company or any subsidiary where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate 50% or more of the voting stock of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (C) any plan or proposal for the liquidation or dissolution of the Company.

In general, upon the occurrence of a Change of Control, options and SARs automatically would become fully exercisable and restrictions and conditions on restricted stock awards, performance share awards and dividend equivalents would automatically be deemed waived.

Amendment and Termination of the Plan.  The Board of Directors may at any time amend or discontinue the Plan and the Compensation Committee may at any time amend or cancel any outstanding award, but no such action will adversely affect rights under any outstanding award without the holder’s consent and, except in the event of changes in the capitalization of the Company or other similar events, no amendment to any outstanding award will reduce the exercise price of the award.

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SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF
THE 2001 STOCK INCENTIVE PLAN

The following discussion summarizes the principal federal income tax consequences of the Plan. This discussion is based on current provisions of the Code, the regulations promulgated thereunder, and administrative and judicial interpretations thereof as in effect on the date hereof. The summary does not address any foreign, state or local tax consequences of participation in the Plan.

Stock Options.  In general, the grant of an option will not be a taxable event to the recipient and it will not result in a deduction to the Company. The tax consequences associated with the exercise of an option and the subsequent disposition of shares of Common Stock acquired on the exercise of such option depend on whether the option is an incentive stock option or a nonqualified stock option.

Upon the exercise of a nonqualified stock option, the participant will recognize ordinary taxable income equal to the excess of the fair market value of the shares of Common Stock received upon exercise over the exercise price. The Company will generally be able to claim a deduction in an equivalent amount. Any gain or loss upon a subsequent sale or exchange of the shares of Common Stock will be capital gain or loss, long-term or short-term, depending on the holding period for the shares of Common Stock.

Generally, a participant will not recognize ordinary taxable income at the time of exercise of an incentive stock option and no deduction will be available to the Company, provided the option is exercised while the participant is an employee or within three months following termination of employment (longer, in the case of termination of employment by reason of disability or death). If an incentive stock option granted under the Plan is exercised after these periods, the exercise will be treated for federal income tax purposes as the exercise of a nonqualified stock option. Also, an incentive stock option granted under the Plan will be treated as a nonqualified stock option to the extent it (together with any other incentive stock options granted under other plans of the Company and its subsidiaries) first becomes exercisable in any calendar year for shares of Common Stock having a fair market value, determined as of the date of grant, in excess of $100,000.

If shares of Common Stock acquired upon exercise of an incentive stock option are sold or exchanged more than one year after the date of exercise and more than two years after the date of grant of the option, any gain or loss will be long-term capital gain or loss. If shares of Common Stock acquired upon exercise of an incentive stock option are disposed of prior to the expiration of these one-year or two-year holding periods (a “Disqualifying Disposition”), the participant will recognize ordinary income at the time of disposition, and the Company will generally be able to claim a deduction, in an amount equal to the excess of the fair market value of the shares of Common Stock at the date of exercise over the exercise price. Any additional gain will be treated as capital gain, long-term or short-term, depending on how long the shares of Common Stock have been held. Where shares of Common Stock are sold or exchanged in a Disqualifying Disposition (other than certain related party transactions) for an amount less than their fair market value at the date of exercise, any ordinary income recognized in connection with the Disqualifying Disposition will be limited to the amount of gain, if any, recognized in the sale or exchange, and any loss will be a long-term or short-term capital loss, depending on how long the shares of Common Stock have been held.

Although the exercise of an incentive stock option as described above would not produce ordinary taxable income to the participant, it would result in an increase in the participant’s alternative minimum taxable income and may result in an alternative minimum tax liability.

Restricted Stock.  A participant who receives shares of restricted stock will generally recognize ordinary income at the time the restrictions lapse. The amount of ordinary income so recognized will be the fair market value of the Common Stock at the time the income is recognized, determined without regard to any restrictions other than restrictions which by their terms will never lapse. This amount is generally deductible for federal income tax purposes by the Company. Dividends paid with respect to unvested restricted stock will be ordinary compensation income to the participant (and generally deductible by the Company). Any gain or loss upon a subsequent sale or exchange of the shares of Common Stock, measured by the difference between the sale price and the fair market

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value on the date restrictions lapse, will be capital gain or loss, long-term or short-term, depending on the holding period for the shares of Common Stock. The holding period for this purpose will begin on the date following the date restrictions lapse.

In lieu of the treatment described above, a participant may elect immediate recognition of income under Section 83(b) of the Code. In such event, the participant will recognize as income the fair market value of the restricted stock at the time of grant (determined without regard to any restrictions other than restrictions which by their terms will never lapse), and the Company will generally be entitled to a corresponding deduction. Dividends paid with respect to shares as to which a proper Section 83(b) election has been made will not be deductible to the Company. If a Section 83(b) election is made and the restricted stock is subsequently forfeited, the participant will not be entitled to any offsetting tax deduction.

Stock Appreciation Rights and Other Awards.  With respect to SARs and other awards under the Plan not described above, generally, when a participant receives payment with respect to an award granted to him or her under the Plan, the amount of cash and the fair market value of any other property received will be ordinary income to such participant and will be allowed as a deduction for federal income tax purposes to the Company.

Payment of Withholding Taxes.  The Company may withhold, or require a participant to remit to the Company, an amount sufficient to satisfy any federal, state or local withholding tax requirements associated with awards under the Plan.

Special Rules.  Certain special rules apply if the exercise price for an option is paid in shares previously owned by the optionee rather than in cash.

Limitation on Deductibility.  Section 162(m) of the Code generally limits the deductible amount of annual compensation paid (including, unless an exception applies, compensation otherwise deductible in connection with awards granted under the Plan) by a public company to a “covered employee” (the chief executive officer and four other most highly compensated executive officers of the Company) to no more than $1 million. The Company does not believe that Section 162(m) of the Internal Revenue Code is applicable to its current arrangements with its executive officers.

EQUITY COMPENSATION PLAN INFORMATION(1)

	Number of Securities	Weighted-Average	Number of Securities
	to be Issued Upon	Exercise Price of	Remaining Available
	Exercise of	Outstanding	for Further Issuance
	Outstanding Options,	Options, Warrants	Under Equity
Plan Category	Warrants and Rights	and Rights	Compensation Plans

Equity Compensation Plans Approved by Security Holders	8,500	$23.41	2,356,500
Equity Compensation Plans Not Approved by Security Holders	538,223	$31.39	252,615

Total	546,723	$31.27	2,609,115

(1) Information as of December 31, 2005.

PROPOSAL III

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The accounting firm of PricewaterhouseCoopers LLP (or its predecessor, Coopers & Lybrand L.L.P.) has served as the Company’s independent auditors since the Company’s formation in August 1993. On March 8, 2006, the Audit Committee of the Board of Directors appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year. A representative of

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PricewaterhouseCoopers LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

AUDIT FEES

The aggregate fees billed by PricewaterhouseCoopers LLP in connection with the audit of the Company’s 2005 financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of the Company’s internal control over financial reporting were approximately $994,735, including expenses. The aggregate fees billed by PricewaterhouseCoopers LLP in connection with the audit of the Company’s 2004 financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of the Company’s internal control over financial reporting were approximately $1,608,539, including expenses.

AUDIT-RELATED FEES

The aggregate fees billed by PricewaterhouseCoopers LLP for assurance and related services, including Rule 3-14 audit work, joint venture audits and an employee benefit plan audit, for 2005 were approximately $268,336, including expenses. The aggregate fees billed by PricewaterhouseCoopers LLP for assurance and related services, including Rule 3-14 audit work, joint venture audits and an employee benefit plan audit, for 2004 were approximately $155,420, including expenses.

TAX FEES

Tax Compliance.  The aggregate fees billed by PricewaterhouseCoopers LLP for tax compliance, including tax return preparation, in 2005 were approximately $312,514, including expenses. The aggregate fees billed by PricewaterhouseCoopers LLP for tax compliance, including tax return preparation, in 2004 were approximately $260,713, including expenses.

Tax Consulting.  The aggregate fees billed by PricewaterhouseCoopers LLP for tax advice and tax planning services, including 1031 Exchange consultation, REIT compliance consultation, state audit consultation, transaction consultation, return of capital review, federal and state regulation consultation, federal and state entity structuring and taxable REIT subsidiary consultation in 2005 were approximately $172,521, including expenses. The aggregate fees billed by PricewaterhouseCoopers LLP for tax advice and tax planning services, including 1031 Exchange consultation, REIT compliance consultation, state audit consultation, transaction consultation, return of capital review and federal and state regulation consultation, in 2004 were approximately $178,158, including expenses.

ALL OTHER FEES

During fiscal 2005 and 2004, PricewaterhouseCoopers LLP did not provide any services to the Company other than those in the categories noted above.

PRE-APPROVAL OF SERVICES

The Audit Committee pre-approves all audit, audit-related, tax and other services proposed to be provided by the Company’s independent registered public accounting firm. Consideration and approval of such services generally occur at the Audit Committee’s regularly scheduled meetings. In situations where it is impractical to wait until the next regularly scheduled meeting, the Audit Committee has delegated the authority to approve the audit, audit-related, tax and other services to each of its individual members. Approvals of audit, audit-related, tax and other services pursuant to the above-described delegation of authority must be reported to the full Audit Committee at its next regularly scheduled meeting.

The Board of Directors recommends a vote FOR ratification of the appointment of
PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2006.

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OTHER MATTERS

SOLICITATION OF PROXIES

The cost of solicitation of proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at the 2007 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than December 11, 2006, in order to be considered for inclusion in the proxy statement and on the proxy card that will be solicited by the Board of Directors in connection with the 2007 Annual Meeting of Stockholders.

INCORPORATION BY REFERENCE

In the pages preceding this Proxy Statement is a Letter to Stockholders from the Company’s President and Chief Executive Officer. Appendix A to this Proxy Statement contains the Company’s Audit Committee Charter. In addition, Appendix C to this Proxy Statement is the Company’s 2005 Annual Report, which includes its consolidated financial statements and management’s discussion and analysis of financial condition and results of operations, as well as certain other financial and other information required by the rules and regulations of the SEC. To the extent that this Proxy Statement is incorporated by reference into any other filing by the Company or its affiliates with the SEC under the Securities Act of 1933, as amended, or the Exchange Act, the information contained in the Letter to Stockholders, Appendices A and C, in the sections of this Proxy Statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC), “Report of the Compensation Committee” and “Stock Performance Graph”, and in statements in this Proxy Statement with respect to the independence of the Audit Committee (except as such statements specifically relate to the independence of such committee’s financial expert) and regarding the Audit Committee Charter, will not be deemed incorporated, unless specifically provided otherwise, in such filing.

OTHER MATTERS

The Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, it is the intention of the persons named as proxies in the accompanying Proxy Card to vote in their discretion all shares represented by validly executed proxies.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TODAY.

APPENDIX A

FIRST INDUSTRIAL REALTY TRUST, INC.
AUDIT COMMITTEE CHARTER

The Audit Committee (the “Committee”) is a committee composed of members of the Board of Directors. The Committee shall be directly responsible for the appointment, discharge, compensation, and oversight of the work of any independent auditor employed by the Company (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The Committee shall determine, and the Company shall provide, appropriate funding to compensate any such independent auditor for its rendering an audit report or related work Any such independent auditor shall report directly to the Committee. In addition, the Committee shall assist the Board in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to the stockholders and others, the systems of internal controls that management and the Board of Directors have established, and the audit process.

Committee members shall comply with the requirements of the Securities and Exchange Commission and the New York Stock Exchange. The membership of the Committee shall consist of at least three Directors, each of whom shall be independent and shall serve at the pleasure of the Board of Directors. Other than in his or her capacity as a Committee member or as a member of the Board of Directors or any other Board committee, Committee members may not accept any consulting, advisory, or other compensatory fee from the Company or be an affiliated person of the Company or any of its subsidiaries. Committee Members and the Committee Chairperson shall be designated by the Board of Directors.

The Committee shall establish and maintain procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

The Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee shall be empowered, and be provided funds by the Company, as it determines appropriate, to retain independent counsel, accountants or other advisors, as it determines necessary to carry out its duties or to assist it in the conduct of any investigation.

The Committee as a whole shall meet at least two times per year, or more frequently as circumstances require. The Committee may ask members of management or others to attend meetings and provide pertinent information as necessary. To the extent they determine appropriate, the Committee Members may communicate outside such meetings with one another and with members of management and the independent auditors.

In addition to those activities set forth in this Charter, the Committee will perform such other activities consistent with the Company’s charter and bylaws and applicable law, as the Committee or the Board deems necessary or appropriate.

In meeting its responsibilities, the Committee is expected to:

1. Pre-approve all auditing services (including providing comfort letters in connection with securities offerings) and permitted non-audit services (including tax services) to be performed for the Company by its independent auditors. The authority to pre-approve such services may be delegated by the Committee to one or more of its members. Such delegee(s) shall present its decisions with respect to such services to the full Committee at the Committee’s scheduled meetings. Approval of any non-audit services to be performed by the Company’s independent auditors shall be disclosed in the Company’s periodic reports.

2. Provide an open avenue of communication between the independent auditors and the Board of Directors. The independent auditors are ultimately accountable to the Board of Directors and the Committee.

3. Review and reassess this Charter annually and submit any proposed changes to the Board of Directors for approval.

4. Review the independence of the independent auditors, including a review of management consulting and other non-audit services and associated fees provided by that firm and any other relationship the auditors

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and its affiliates have with the Company. As a part of such review, the Committee shall require the independent auditors to submit on a periodic basis to the Audit Committee a formal written statement delineating all relationships between the independent auditors and the Company.

5. Review with management and the independent auditors significant risks or exposures, whether from significant or unusual events or transactions or ordinary course operations, which impact financial reporting and operations, and assess the steps management has taken, and the adequacy and effectiveness of the Company’s internal controls, to deal with such risks and exposures.

6. Consider and review with the independent auditors:

a. The adequacy of the Company’s internal controls.

b. Any related significant findings and recommendations of the independent auditors together with management’s responses thereto.

c. Any other matters which the independent auditors determine they are required under applicable regulations to communicate to the Committee.

7. Ensure that management has timely disclosed to the Committee and the independent auditors (a) all significant deficiencies and material weaknesses in the design or operation of internal controls and procedures for financial reporting which could adversely affect the Company’s ability to record, process, summarize and report financial information required to be disclosed by the Company in the reports that it files with or submits to the Securities and Exchange Commission, within the specified time periods, and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls and procedures for financial reporting.

8. Prior to the annual audit of financial statements for the fiscal year, review with the independent auditors the audit plan, including the fees to be paid for the audit and related services.

9. Review with management and the independent auditors at the completion of the annual audit of the financial statements for the fiscal year, and prior to the filing of such financial statements:

a. The Company’s annual financial statements and related footnotes.

b. The independent auditors’ audit of the financial statements and their report thereon.

c. Any serious difficulties or disputes with management encountered during the course of the audit.

d. Other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards.

10. Review with financial management and the independent auditors the Company’s quarterly financial statements and results prior to filing with the SEC. The Committee Chairperson or other designated Committee member may conduct this review on behalf of the Committee.

11. Review legal and regulatory matters that may have a material impact on the financial statements.

12. Report Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

13. Prepare and file, or cause to be prepared and filed any reports or other documents required to be prepared and filed by the Committee under any applicable law or regulations of the Securities and Exchange Commission or the New York Stock Exchange.

14. Set clear hiring policies for employees or former employees of the independent auditors.

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APPENDIX B

AMENDMENT NO. 1
TO THE
FIRST INDUSTRIAL REALTY TRUST, INC.
2001 STOCK INCENTIVE PLAN

AMENDMENT NO. 1 (the “Amendment”), to the First Industrial Realty Trust, Inc. 2001 Stock Incentive Plan (the “Plan”) established and maintained by First Industrial Realty Trust, Inc., a Maryland corporation (the “Company”). Capitalized terms used herein and not defined shall have the meanings set forth in the Plan.

WHEREAS, the Company has previously reserved up to 345,000 shares of the Stock for issuance under the Plan with respect to Stock Appreciation Rights, Performance Share Awards and Restricted Stock Awards;

WHEREAS, Section 13 of the Plan reserves to the Board the right to amend the Plan at any time; and

WHEREAS, the Board has approved an increase in the maximum number of shares of Stock available for grant under the Plan with respect to Stock Appreciation Rights, Performance Share Awards and Restricted Stock Awards to 950,000 shares.

SECTION 1.  Amendment to Plan.

The fourth sentence of Section 3(a) of the Plan is hereby amended by replacing the number “345,000” with the number “950,000”.

SECTION 2.  Effective Date of the Amendment; Ratification and Confirmation.

This Amendment shall become effective upon approval by the stockholders of the Company. In all other respects, the Plan is hereby ratified and confirmed.

SECTION 3.  Governing Law.

THIS AMENDMENT SHALL BE GOVERNED BY NEW YORK LAW WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF, EXCEPT TO THE EXTENT SUCH LAW IS PREEMPTED BY FEDERAL LAW.

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FIRST INDUSTRIAL REALTY TRUST, INC.

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000004 Least Address Line	000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext

C 1234567890 J N T

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A	Election of three Class III Directors and one Class I Director.
1. Nominees - The Board recommends a vote FOR the following nominees.

Class I Director			Class III Directors
(term, if elected, expires in 2007)	For	Withhold	(term, if elected, expires in 2009)	For	Withhold

01 - James F. Millar	☐	☐	02 - John Rau	☐	☐

			03 - Robert J. Slater	☐	☐

			04 - W. Ed Tyler	☐	☐
B	Issues.
The Board of Directors recommends a vote FOR the following proposals.

		For	Against	Abstain

2.	Approval of Amendment No. 1 to the 2001 Stock Incentive Plan.	☐	☐	☐

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.	☐	☐	☐

4.	In their discretion, on any and all other matters that may properly come before the meeting.
C	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
NOTE: Please date proxy and sign exactly as name or names appear to the left. All joint owners of shares should sign. State full title if signing as executor, administrator, trustee, guardian, or other. Please return signed proxy in the enclosed envelope.
The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to said shares and hereby confirms all that the proxies named herein and their substitutes, or any of them, may lawfully do by virtue hereof.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

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Proxy - FIRST INDUSTRIAL REALTY TRUST, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON MAY 17, 2006
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned appoints Michael W. Brennan and Michael J. Havala, or either of them, with full powers of substitution, as proxies of the undersigned, with the authority to vote upon and act with respect to all shares of stock of First Industrial Realty Trust, Inc. (the “Company”), which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of the Company, to be held at the offices of the Company, 311 South Wacker Drive, 36th Floor, Chicago, Illinois 60606, commencing Wednesday, May 17, 2006, at 9:00 a.m., and at any and all adjournments thereof, with all the powers the undersigned would possess if then and there personally present, and especially (but without limiting the general authorization and power hereby given) with the authority to vote on the reverse side.
This proxy, when properly executed, will be voted as specified herein. If this proxy does not indicate a contrary choice, it will be voted for all nominees for director listed in Item 1, for the approval of Amendment No. 1 to the 2001 Stock Incentive Plan described in Item 2, for the ratification of the independent registered public accounting firm in Item 3, and in the discretion of the persons named as proxies herein with respect to any and all matters referred to in Item 4.
PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.